Exhibit 99.1

Contact:	For Immediate Release:
Andrea Bullock	June 5, 2020
bullock@1stsource.com
574-235-2505

Andrea Short elected President, Jim Seitz as Vice Chairman of 1st Source Bank

SOUTH BEND, IN (June 5, 2020) – 1st Source Bank announces the Board of Directors’ election of Mr. Jim Seitz as the Vice Chairman of the 1st Source Bank Board of Directors and the election of Ms. Andrea Short to President of 1st Source Bank. Ms. Short replaces Jim Seitz as president starting July 1, 2020.

Seitz was elected President of 1st Source Bank in 2012, and President of 1st Source Corporation in 2014. As president, Seitz oversaw all the Bank’s business and commercial banking, specialty finance lending, and banking centers. “On behalf of the Board of Directors, I am pleased to announce that Jim will bring his exemplary leadership and executional skills to his new role of Vice Chairman,” states Chris Murphy, Chairman and CEO of 1st Source Corporation and 1st Source Bank. “As President of 1st Source, Jim was committed to delivering outstanding client service and leaves a wonderful legacy of servant leadership.” Seitz will serve as Vice Chairman of the Board of 1st Source Bank until his retirement in spring 2021.

Short earned her promotion to President of 1st Source Bank by demonstrating a strong track record of initiating and leading change, driving results, and by strengthening operational risk management and compliance. She was elected Chief Financial Officer of 1st Source Bank in 2013, and will continue in this capacity. “Andrea’s strong leadership skills, integrity and commitment will continue to deliver on our mission of helping our clients achieve security, build wealth and realize their dreams,” Mr. Murphy added. “This change is part of and a result of our long-term active succession planning with our Board of Directors. I could not be more pleased that the Board of 1st Source Bank has elected Andrea Short to serve as President of 1st Source Bank and that she will continue as our Chief Financial Officer. She has exemplified servant leadership throughout her career, caring more about our colleagues, our clients, and the Bank than she does for herself.” Short also serves on the Boards of 1st Source Capital Corporation and the 1st Source Foundation.

Ms. Short started at 1st Source Bank in 1998 as Tax Director. She was quickly promoted to Vice President and Controller with responsibilities for all finance and accounting functions for 1st Source Corporation, its subsidiaries and affiliates. Short is a CPA with a B.A. degree from Alma College. She has also completed the University of Chicago Booth School of Business’ Chicago Management Institute. Andrea is a volunteer with Meals on Wheels, Habitat for Humanity, and Feed My Starving Children. For the past eight years she has also served on the Board of The Medical Education Foundation which serves as the Citizens Advisory Committee for the Indiana University School of Medicine in South Bend at Notre Dame.

Seitz received his M.B.A. from the University of Notre Dame and a B.S. in Business Marketing from Indiana University. He is active in the community with the Community Home Buyers Corporation, St. Anthony de Padua Church, the Juvenile Diabetes Association, the Regional Development Authority, the Chancellors Advisory Committee at Indiana University South Bend and the Indiana University and Notre Dame Alumni Associations.

1st Source Corporation, parent company of 1st Source Bank, has assets of $6.74 billion and is the largest locally controlled financial institution headquartered in the northern Indiana-southwestern Michigan area. The Corporation includes 80 banking centers, 15 1st Source Bank Specialty Finance Group locations nationwide, eight Trust and Wealth Advisory Services locations and ten 1st Source Insurance offices. For more than 156 years, 1st Source has been committed to our mission of helping our clients achieve security, build wealth and realize their dreams. For more information, visit www.1stsource.com.

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